Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into as of April 3, 2026, by and between ProCap Financial, Inc., a Delaware corporation (the “Company”), and Jeff Park (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and Employee entered into that certain Employment Agreement, dated July 25, 2025 (“Employment Agreement”);

WHEREAS, the Parties desire to set forth their mutual agreements regarding the separation of Employee’s employment with the Company and the resolution of any and all claims between them;

WHEREAS, the Company’s common stock is listed on The Nasdaq Stock Market and the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Employee serves as the Chief Investment Officer of the Company and is a Section 16 reporting person;

WHEREAS, Employee has voluntarily resigned from Employee’s position as Chief Investment Officer of the Company, effective as of the Separation Date (as defined below), and the Parties wish to effect an orderly transition;

NOW, THEREFORE, the Parties agree as follows:

1.	Separation from Employment. Employee’s employment with the Company will terminate effective April 3, 2026 (the “Separation Date”). Employee’s resignation is voluntary, without Good Reason, and without dispute. Employee agrees to cooperate reasonably with the Company in transitioning Employee’s duties and responsibilities prior to the Separation Date. As of the Separation Date, Employee shall resign from all positions as an officer of the Company and its subsidiaries and affiliates, and Employee agrees to execute any documents reasonably necessary to effectuate such resignations.

2.	Separation Benefits. In consideration of Employee’s execution, non-revocation, and compliance with this Agreement, and provided that this Agreement has become effective, the Company agrees to provide Employee with the following separation benefits (collectively, the “Separation Benefits”):

a.	Base Pay. The Company will continue to pay Employee’s base salary through May 8, 2026 (“End Date”) in accordance with the Company’s regular payroll practices, less applicable taxes and withholdings. Employee acknowledges that the Company is not otherwise obligated to pay any additional base salary beyond the Separation Date.

b.	Equity. Employee’s outstanding restricted stock unit awards (“RSUs”) granted under the Company’s 2025 Equity Incentive Plan (the “Plan”) shall continue to vest through the next equity grant dates following the Separation Date occurring on May 4. 2026 and August 4, 2026 (August 4, 2026, is the “Final Vest Date”), at which point all further vesting shall cease. Any RSUs or portions thereof that have not vested as of the Final Vest Date shall be forfeited without further compensation. The treatment of any vested RSUs and the shares of Common Stock issued upon settlement thereof shall be governed by the Plan and the applicable award agreement.

Employee acknowledges that, as a Section 16 reporting person, Employee remains subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to any RSUs that vest or shares that are disposed of following the Separation Date, including the obligation to file Forms 4 and 5 with the Securities and Exchange Commission (the “SEC”). The Company agrees to provide reasonable assistance to Employee in the preparation and timely filing of any such reports for a period of 12 months following the Separation Date.

c.	Healthcare Continuation. The Employee will continue to be eligible to receive the current group health insurance coverage (medical, dental, and vision, as applicable) for a period of six months following the Separation Date, or until Employee becomes eligible for coverage under another employer’s group health plan, whichever occurs first.

d.	Lock-Up Release Instruction. No later than three business days prior to the Lock-Up Expiration Date, the Company shall deliver to its transfer agent a written instruction in form and substance reasonably necessary to permit the unrestricted transfer and sale of such units by Employee on and after the Lock-Up Expiration Date, and shall provide Employee with a copy of such instruction contemporaneously with its delivery to the transfer agent.

Employee acknowledges that the Separation Benefits described in this Section 2 are in addition to any compensation or benefits to which Employee would otherwise be entitled, and constitute sufficient consideration for the promises made by Employee in this Agreement.

3.	Non-Compete Waiver. Notwithstanding any provision in the Employment Agreement or any other agreement between Employee and the Company, the Company hereby expressly waives and releases any non-competition covenant or restriction that would otherwise prohibit Employee from engaging in competitive employment or business activities following the Separation Date. For the avoidance of doubt, this waiver applies solely to non-competition restrictions; all other restrictive covenants in Employee’s employment agreement, including without limitation any confidentiality, non-solicitation of employees, non-solicitation of customers, and non-disparagement obligations, remain in full force and effect.

4.	General Release of Claims. In exchange for the Separation Benefits described herein, Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, and assigns, hereby fully and finally releases, acquits, and forever discharges the Company and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, shareholders, employees, agents, attorneys, and representatives (collectively, the “Released Parties”), from any and all claims, demands, causes of action, suits, debts, liabilities, losses, damages, and expenses of any nature whatsoever, whether known or unknown, that Employee has, had, or may have against any Released Party arising out of or related to Employee’s employment with the Company or the separation thereof, through the date of Employee’s execution of this Agreement.

This release includes, without limitation, any claims arising under the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the New York State Executive Law, the New York State Human Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Labor Law, the New York Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Nondiscrimination for Legal Actions Law, the New York Wage Theft Prevention Act, the New York City Earned Sick Time Act, the New York City Earned Safe and Sick Time Act, the New York State paid family leave law, the New York Civil Rights Law, any federal, state or local human rights or fair employment practices laws, any claims for breach of contract, wrongful termination, retaliation, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, fraud, misrepresentation, or any other statutory, common law, or regulatory claim.

Employee represents that Employee has not filed, and agrees not to file, any lawsuit, charge, or complaint against any Released Party with respect to any claim released herein. Nothing in this Agreement, however, shall be construed to prevent Employee from filing a charge with the Equal Employment Opportunity Commission (EEOC) or comparable federal, state, or local agency, although Employee waives any right to recover monetary damages in connection with any such charge.

Notwithstanding the foregoing, this release shall not apply to, and Employee acknowledges and agrees that nothing in this Agreement shall limit or restrict, claims for enforcement of this Agreement, claims that arise after the date that Employee signs this Agreement, any rights or claims Employee may have to receive workers’ compensation or unemployment insurance benefits, or the Company’s rights or obligations under the Company’s Compensation Recovery Policy adopted in compliance with Section 10D of the Exchange Act and the listing standards of The Nasdaq Stock Market (the “Clawback Policy”), as may be amended from time to time. Employee’s obligations under the Clawback Policy shall survive the execution of this Agreement to the extent required by applicable law and listing standards. Notwithstanding the foregoing, nothing in the Clawback Policy shall apply to compensation already paid or vested, except to the extent required by applicable law, SEC regulations, or listing standards.

5.	Company Release. The Company, on behalf of itself and its subsidiaries and affiliates, releases and discharges Employee from any and all claims arising out of Employee’s acts or omissions within the scope of his employment duties performed in good faith, excluding only claims arising from fraud, gross negligence, or willful misconduct.

6.	Non-Disparagement. Each Party agrees that it will not make any statement, whether written, oral, or electronic, that is disparaging, defamatory, or damaging to the reputation, business, or goodwill of the other Party or, with respect to the Company, any of its officers, directors, employees, products, or services. Employee further agrees not to communicate with any media, analyst, investor, or other third party in a manner intended to harm the Company’s business interests or reputation.

The Company agrees to instruct its executive officers and directors not to make any statement, whether written, oral, or electronic, that is disparaging, defamatory, or damaging to Employee’s professional reputation.

Notwithstanding the foregoing, nothing in this Section shall prevent either Party from (i) testifying truthfully pursuant to a lawful court order or subpoena; (ii) making truthful statements to a government agency or regulatory authority; (iii) making any disclosure or filing required by the federal securities laws, including without limitation any filing required under Section 13 or Section 16 of the Exchange Act or Regulation FD thereunder; (iv) exercising rights protected under applicable law; or (v) making general commentary on market conditions, industry trends, or matters of public concern, provided that such commentary does not specifically identify or single out the other Party or, with respect to the Company, any of its current executive officers and directors, in a disparaging manner..

7.	Return Of Company Property. Employee agrees to return all Company property, including without limitation any equipment, devices, access credentials, documents, files, and confidential information, on or before the Separation Date.

8.	Cooperation. For a period of 24 months following the Separation Date, Employee agrees to cooperate reasonably with the Company in connection with any investigation, litigation, regulatory proceeding, SEC filing, financial restatement, auditor inquiry, or other matter in which Employee’s knowledge or involvement may be relevant. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with such cooperation.

9.	SEC Disclosure and Filing Obligations.

a.	Employee acknowledges that the Company is required to file a Current Report on Form 8-K with the SEC to disclose Employee’s resignation as Chief Investment Officer pursuant to Item 5.02 of Form 8-K, and that this Agreement (or a summary of its material terms) may be filed as an exhibit thereto or incorporated by reference in other SEC filings. Employee agrees to review and provide reasonable comments on any such disclosure prior to filing, provided that the Company shall have no obligation to accept Employee’s comments and that the Company’s disclosure obligations under applicable law shall control.

b.	Employee acknowledges that Employee’s obligations under Section 16 of the Exchange Act, including without limitation the filing of Forms 4 and 5, survive the termination of Employee’s employment with the Company. Employee agrees to timely comply with all such filing obligations.

10.	Trading Restrictions. Employee acknowledges that Employee may be in possession of material nonpublic information (“MNPI”) concerning the Company as of the Separation Date. Employee agrees that Employee shall not, directly or indirectly, purchase, sell, or otherwise trade in the Company’s securities while in possession of MNPI, and that the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder continue to apply to Employee following the Separation Date.

11.	Indemnification; D&O Insurance. The Company agrees that Employee shall continue to be entitled to indemnification and advancement of expenses to the fullest extent provided under the Company’s certificate of incorporation, bylaws, and the Indemnification Agreement between the Company and Employee, with respect to Employee’s acts and omissions during the period of Employee’s employment. The Company shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage for Employee for a period of not less than six years following the Separation Date on terms no less favorable than the coverage provided to the Company’s current directors and officers as of the Separation Date, or, if the Company maintains a “tail” policy following any change of control, Employee shall be covered thereunder.

12.	Representations. Each Party represents and warrants that: (i) such Party has full authority to enter into this Agreement; (ii) such Party has read and understands the terms of this Agreement; and (iii) such Party has not relied on any representation or promise not set forth in this Agreement.

13.	Consideration. Employee shall have five calendar days from receipt of this Agreement to review and consider its terms before signing, and may use as much or as little of this review period as Employee chooses.

14.	Miscellaneous.

a.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, except that the confidentiality, non solicitation, and other surviving obligations in Employee’s Employment Agreement remain in effect and will continue in accordance with their respective terms and conditions, to the extent not expressly waived herein.

b.	Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the conflict of laws principals thereof) of the State of New York. Each of the Parties hereto submits to the jurisdiction of the federal and state courts of New York, New York (or any appellate court thereof) in any action or proceeding arising out of or relating to this Agreement.

c.	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect.

d.	Amendment; Waiver. This Agreement may not be amended or modified except by a written instrument signed by both Parties. No waiver of any provision shall be effective unless in writing.

e.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

f.	No Admission. This Agreement does not constitute an admission of liability or wrongdoing by either Party.

g.	Public Filing. Employee acknowledges and agrees that this Agreement may be filed with the SEC as an exhibit to a Current Report on Form 8-K, Annual Report on Form 10-K, or other filing, and that, upon such filing, this Agreement will become a public document. Nothing in this Agreement shall be construed to prohibit or restrict the Company from making any disclosure required by applicable securities laws or stock exchange rules.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ProCap Financial, Inc.

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	CEO

Date:	4/3/2026

/s/ Jeff Park
Jeff Park, Employee

Date:	4/3/2026